Exhibit 99.1

Blount International, Inc.
4909 SE International Way (97222 4679)
PO Box 22127
Portland, OR 97269 2127 USA
(503) 653-8881
FAX: (503) 653-4555

NEWS RELEASE

Contact:	Calvin E. Jenness
Senior Vice President
and Chief Financial
Officer
503-653-4573
Release:	Immediately

Blount Announces 2010 First Quarter Results

•                  First quarter sales 17.3% higher than the first quarter of 2009

•                  Operating Income of $21.8 million increased from $7.6 million in 2009

•                  Full year sales and operating income outlook increased

PORTLAND, OR, May 4, 2010:  Blount International, Inc. [NYSE: BLT] (“Blount” or the “Company”) today announced results for the first quarter ended March 31, 2010 and increased its full year financial outlook for 2010.

Results for the Quarter Ended March 31, 2010

The Company’s sales in the first quarter of 2010 were $136.7 million, a 17.3% increase from the first quarter of 2009.  Operating income for the first quarter of 2010 was $21.8 million compared to $7.6 million in the first quarter of 2009, which included expenses of $5.0 million related to the closure of a manufacturing facility and other restructuring activities.

First quarter net income was $8.8 million ($0.18 per diluted share) compared to $1.0 million ($0.02 per diluted share) in the first quarter of 2009. The Company generated $2.5 million of free cash flow in this year’s first quarter, an improvement from last year’s first quarter when the company used $12.1 million in cash. Outstanding debt at March 31, 2010 was $282 million, nearly a $58 million decrease from March 31, 2009.

Commenting on the first quarter of 2010 results, Josh Collins, Chief Executive Officer, stated: “Our performance in the first quarter was encouraging. We recorded solid year-over-year revenue growth and generated healthy operating margins. The broad-based revenue improvement, as well as a 33% increase in sales order backlog from the end of 2009, has strengthened our confidence around the sustainability of our business recovery. Additionally, we have been able to take advantage of volume leverage on our manufacturing facilities to generate the largest operating income since the record third quarter of 2008. Accordingly, we have increased our full year 2010 estimates for both sales and operating income.”

Outdoor Products Segment

The Outdoor Products segment’s first quarter sales were $133.1 million compared to $111.4 million in the first quarter of 2009. The year-over-year sales increase was 19.5%, with growth driven by sales outside the United States. Segment sales in international markets were up 33.4% from last year, reflecting a broad-based volume-driven rebound, particularly in developing countries.  Sales to original equipment manufacturers increased 21.1%, and replacement sales increased 19.0%. Average selling prices were lower than the first quarter of 2009 due to the proportionally higher mix of sales to the OEMs and larger volume customers.  Foreign exchange rate changes from last year’s first quarter accounted for a small increase in sales.  Overall, the change to Outdoor Products sales in the comparable periods is illustrated below:

% Change in Sales from Prior Year:

Unit Volume	+22.2%
Selling Price/Mix	(4.2)%
Foreign Exchange	+1.5%
Total	19.5%

Sales order backlog for the segment increased to $103.3 million at March 31, 2010, compared to $81.4 million at March 31, 2009, and $78.1 million as of December 31, 2009.

Segment contribution to operating income was $27.8 million in the first quarter compared to $16.5 million in the first quarter of 2009.  The increase in contribution reflects the effect of higher unit volumes and associated leverage on manufacturing costs, as well as a benefit from lower relative steel costs.  Steel costs were down on a year-over-year basis within the segment by approximately $4.2 million. Lower average selling prices, driven by product and customer mix and overall unfavorable changes in foreign currency exchange rates, partially offset the volume-driven improvement in profit for the segment. The key drivers of the contribution margin increase in the comparable periods are illustrated below:

Change in Segment Contribution Margin from Last Year:

2009 Contribution Margin	14.8%
Increase/ (Decrease)
Unit Volume	+7.0%
Selling Price /Mix	(3.7)%
Costs/Mix	+4.3%
Foreign Exchange	(1.5)%
Total Change	+6.1%

2010 Contribution Margin	20.9%

Corporate and Other

In the first quarter of 2010, corporate and other generated net expenses of $6.0 million compared to $8.9 million in the first quarter of 2009, which included $5.0 million for a plant closure and other restructuring expenses. An increase in corporate expenses in the first quarter of 2010 of $2.2 million partially offset the reduction in expenses related to plant closure and restructuring costs.  First quarter 2010 corporate expenses were higher than the prior year primarily due to increased incentive compensation, higher benefit expenses and an increase in equity compensation expenses, mostly driven by improved operating results. Profit from the sale of gear components was essentially flat on a year-over-year basis. Net interest expense increased by $0.7 million to $6.5 million from last year’s first quarter reflecting higher interest rates related to the amendment and extension of the Company’s senior credit agreement in December 2009. The impact of higher interest rates were somewhat offset by lower average debt levels in this year’s first quarter.

2010 Financial Outlook

The Company’s revised outlook for fiscal 2010 is for sales to range from $550 million to $570 million, an increase from the range we previously provided. The increase in sales on a year-over-year basis is expected to continue to be volume-driven, primarily in markets outside the United States. We expect to experience larger percentage year-over-year sales increases in the first half of 2010, since the comparable 2009 periods were relatively weak. Operating income in 2010 is expected to range from $80 million to $85 million. The revised outlook assumes a $7 million to $8 million reduction in full-year operating income related to changes in foreign currency compared to 2009 and steel costs that are flat to $2 million better for the full year as compared to 2009.  Steel prices have recently begun to increase and the Company expects to incur higher steel costs over the remainder of 2010. Free cash flow is expected to be between $37 million and $43 million in 2010. The effective income tax rate for 2010 is estimated to be between 35% and 38%; inclusive of a $1.7 million non-cash charge related to the recently enacted law altering the tax treatment of the Medicare Part D prescription drug subsidy applicable to certain of our retirees.

Blount International, Inc. is an international company operating one principal business segment, the Outdoor Products segment.  Blount sells its products in more than 100 countries around the world.  For more information about Blount, please visit our website at http://www.blount.com.

“Forward looking statements” in this release, including without limitation the Company’s “outlook,” “expectations,” “beliefs,” “plans,” “indications,” “estimates,” “anticipations,” “guidance” and their variants, as defined by the Private Securities Litigation Reform Act of 1995,  are based upon available information and upon assumptions that the Company believes are reasonable; however, these forward looking statements involve certain risks and should not be considered indicative of actual results that the Company may achieve in the future.  In particular, among other things, guidance given in this release is expressly based upon certain assumptions concerning market conditions, foreign currency exchange rates, and raw material costs, especially with respect to the price of steel, the presumed relationship between backlog and future sales trends and certain income tax matters, as well as the uncertainty of the current global economic situation.  To the extent that these assumptions are not realized going forward, or other unforeseen factors arise, actual results for the periods subsequent to the date of this announcement may differ materially.

Blount International, Inc. Financial Data (Unaudited)

Condensed Consolidated Statements of Income	Three Months Ended March 31
(In thousands, except per share data)	2010	2009
Sales	$136,684	$116,524
Cost of sales	86,668	78,734
Gross profit	50,016	37,790
Selling, general, and administrative expenses	28,256	25,171
Plant closure and severance costs	—	5,039
Operating income	21,760	7,580
Interest expense, net of interest income	(6,495)	(5,829)
Other expense, net	(13)	(13)
Income before income taxes	15,252	1,738
Provision for income taxes	6,469	781
Net income	$8,783	$957

Basic income per share:	$0.18	$0.02
Diluted income per share:	$0.18	$0.02
Shares used for per share computations (in 000’s):
Basic	47,789	47,739
Diluted	48,379	48,180

Condensed Consolidated Balance Sheets	March 31,	December 31,
(In thousands)	2010	2009
Assets:
Cash and cash equivalents	$54,484	$55,070
Accounts receivable	73,465	74,475
Inventory	80,728	78,179
Other current assets	26,605	29,490
Property, plant and equipment, net	112,583	114,470
Other assets	127,970	131,882
Total assets	$475,835	$483,566
Liabilities:
Current maturities of long-term debt	$5,003	$5,013
Other current liabilities	72,202	82,654
Long-term debt, net of current maturities	277,183	280,852
Other long-term liabilities	120,251	121,787
Total liabilities	474,639	490,306
Stockholders’ equity (deficit)	1,196	(6,740)
Total liabilities and stockholders’ equity (deficit)	$475,835	$483,566

Net debt (in thousands) (Current maturities plus Long- term debt less Cash and cash equivalents)	$227,702	$230,795

Free Cash Flow	Three Months Ended March 31
(In thousands)	2010	2009
Net cash provided by operating activities	$6,168	$(7,211)
Net purchases of property, plant and equipment	(3,690)	(4,923)
Free cash flow	$2,478	$(12,134)

Segment Information	Three Months Ended March 31
(In thousands)	2010	2009
Sales:
Outdoor products	$133,129	$111,419
Other	3,555	5,105
Total sales	$136,684	$116,524
Operating income:
Outdoor products	$27,779	$16,490
Other and corporate expense	(6,019)	(8,910)
Operating income	$21,760	$7,580